EXECUTION COPY

Exhibit 4(i)
AGREEMENT

Dated as of October 17, 2017

Citibank, N.A.
JPMorgan Chase Bank, N.A.
Wells Fargo Bank, National Association
BNP Paribas
Mizuho Bank, Ltd.
The Bank of Nova Scotia
The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
each severally as an LC Issuing Bank under the
Credit Agreement (as defined below)

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as amended, restated, modified or otherwise supplemented prior to the date hereof, the “Credit Agreement”), among Entergy Louisiana, LLC, as the Borrower, the banks and other financial institutions party thereto as Lenders, Citibank, N.A., as Administrative Agent and as an LC Issuing Bank, and the other LC Issuing Banks party thereto. Unless otherwise indicated, capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

Section 1. Reduction in LC Fronting Commitments. Pursuant to the definition of Fronting Commitment, each LC Issuing Bank severally agrees with the Borrower to reduce its respective Fronting Commitment to the respective amount listed opposite its name in the attached Schedule III Fronting Commitment Schedule and that such attached Schedule III Fronting Commitment Schedule shall replace the existing schedule attached as Schedule III to the Credit Agreement with respect to such LC Issuing Bank’s Fronting Commitment.

Section 2. Effectiveness of Agreement. Section 1 above shall be effective with respect to any LC Issuing Bank as of the date hereof when and if the Administrative Agent under the Credit Agreement shall have received counterparts of this agreement (this “Agreement”), duly executed by the Borrower and such LC Issuing Bank.
Section 3. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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Please indicate your agreement to the foregoing by signing and returning a counterpart to this Amendment by facsimile or e-mail to Ryan Garka (fax no. 704-503-2622, Attention: Ryan Garka / rgarka@kslaw.com).

Very truly yours,

ENTERGY LOUISIANA, LLC

By /s/ Stacey M. Lousteau
Stacey M. Lousteau
Assistant Treasurer

The undersigned hereby agree to the foregoing:

CITIBANK, N.A., as LC Issuing Bank

By    /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

JPMORGAN CHASE BANK, N.A, as LC Issuing Bank

By/s/ Juan J. Javellana
Name: Juan J. Javellana
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as LC Issuing Bank

By/s/ Keith Luettel
Name: Keith Luettel
Title: Director

BNP PARIBAS, as LC Issuing Bank

By/s/ Theodore Sheen
Name: Theodore Sheen
Title: Director

By/s/Karima Omar
Name: Karima Omar
Title: Vice President

MIZUHO BANK, LTD., as LC Issuing Bank

By/s/ Nelson Chang
Name: Nelson Chang
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA, as LC Issuing Bank

By/s/ David Dewar
Name: David Dewar
Title: Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as LC Issuing Bank

By/s/ Cherese Joseph
Name: Cherese Joseph
Title: Vice President

SCHEDULE III
FRONTING COMMITMENT SCHEDULE

Name of LC Issuing Bank	Fronting Commitment Amount
Citibank, N.A.	$0
JPMorgan Chase Bank, N.A.	$0
Wells Fargo Bank, National Association	$10,000,000
BNP Paribas	$5,000,000
Mizuho Bank, Ltd.	$0
The Bank of Nova Scotia	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$0

TOTAL	$15,000,000